Exhibit 4.14

EXECUTION VERSION

Dated 9 April 2014

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

DIVIDEND ACCESS SHARE RETIREMENT AGREEMENT

Table of Contents

1	DEFINITIONS AND INTERPRETATION	1
2	AMENDMENTS AND FIRST DIVIDEND	7
3	CONDITIONS PRECEDENT TO FIRST DIVIDEND	8
4	UNDERTAKINGS OF THE COMPANY AND HM TREASURY	8
5	TAX	10
6	REPRESENTATIONS AND WARRANTIES	11
7	INDEMNITY	11
8	TERMINATION	11
9	GENERAL	12
10	GOVERNING LAW AND JURISDICTION	16
SCHEDULE 1 Amended DAS Terms		17
SCHEDULE 2 Documents to be delivered		36
SCHEDULE 3 Class Approval		37

i

THIS AGREEMENT is dated 9 April 2014 between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland with registered number 45551 and whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (the “Company”); and

(2)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”).

WHEREAS:

(A)	Pursuant to the ACCA, the Company, inter alia, issued to HM Treasury (i) the B Shares and (ii) the DAS.

(B)
HM Treasury and the Company now wish to agree (i) certain amendments to the terms and conditions of the DAS and (ii) certain other arrangements in connection with the ACCA, including the declaration and payment of a £320,000,000 initial dividend on the DAS by the Company to HM Treasury (as holder of the DAS), in each case on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“ACCA”	means the Acquisition and Contingent Capital Agreement dated 26 November 2009 between HM Treasury and the Company;
“Amendments”	means the amendments to be made to the DAS Terms in accordance with this Agreement;
“Articles”	means the articles of association of the Company;
“Board”	means the Board of Directors of the Company or a duly authorised committee thereof;
“B Shares”	means the 51,000,000,000 Series 1 Class B Shares of 1 penny each in the capital of the Company;
“Business Day”	means any day (other than a Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in London;
“CA 2006”	means the Companies Act 2006;

“Circular”
means the circular to be sent to Shareholders giving details of the DAS Proposal and containing notice of the GM and includes any circular produced as a replacement for such circular (including without limitation pursuant to Listing Rule LR11.1.7A);

“Claim”
means any and all claims, actions, liabilities, demands, proceedings, investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against any Indemnified Person and “Claim” shall be construed accordingly;

“Class Approval”	has the meaning given to it in clause 3(D);
“DAS”	means the Series 1 Dividend Access Share of 1 penny in the capital of the Company;
“DAS Proposal”
means the agreement herein between HM Treasury and the Company in respect of (i) the Amendments and (ii) certain other arrangements in connection with the ACCA including the declaration and payment of a £320,000,000 initial dividend on the DAS and a maximum aggregate dividend of £1,500,000,000 on the DAS (subject to adjustment as set out in the Amendments) by the Company to HM Treasury (as holder of the DAS), in each case on the terms and subject to the conditions set out in this Agreement and with a view to the DAS being re-designated as a single B Share on the Stop Date;

“DAS Terms”	means the terms of the DAS as at the date hereof;
“Directors”	means the directors of the Company from time to time;
“EC Decision”	means the decision by the European Commission dated 9 April 2014 pursuant to case State aid No SA.38304;
“FCA”	means the United Kingdom Financial Conduct Authority;
“First Dividend”	means the dividend on the DAS equal to £320,000,000 to be declared in favour of, and paid to, HM Treasury by the Company pursuant to and subject to the terms of this Agreement;
“First Dividend Payment Date”
means such date as is determined by the Board, such date to be as soon as reasonably practicable and in any case no later than 45 Business Days after the date on which the conditions precedent in clause 3 have been satisfied;

“FoIA”
means the Freedom of Information Act 2000 and any guidance and/or codes of practice issued in relation to such legislation by the Information Commissioner or by any successor public body to the Commissioner with substantially similar functions in relation to such guidance and/or codes;

“Forms of Proxy”	means the form of proxy to be sent to Shareholders in connection with the GM;
“FSMA”	means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;
“Further Independent Shareholder Approval”	has the meaning given to it in clause 8.1(A);
“GM”
means a meeting to be held on the date of the 2014 annual general meeting of the Company, expected to be held on or around 25 June 2014 or, if in the opinion of the Company it is not reasonably practicable to propose the Resolution at such meeting, a general meeting held as soon as reasonably practicable thereafter, at which (in either case) the Resolution is to be proposed, or any adjournment of it;

“Group Company”	means any of the Company and its subsidiary undertakings from time to time;
“Indemnified Persons”	means: (i) The Commissioners of Her Majesty’s Treasury; (ii) HM Treasury; (iii) the Treasury Solicitor;

(iv)        any entity to which HM Treasury novates its rights and obligations under this Agreement pursuant to clause 9.10; and

(v)         any person who is, on or at any time after the date of this Agreement, a director, officer, official, agent or employee of or under any person specified in paragraph (i), (ii), (iii) or (iv) above, and “Indemnified Person” shall be construed accordingly;

“Independent Shareholders”	means the Shareholders, excluding HM Treasury and any associate of HM Treasury;
“Independent Shareholder Approval”	has the meaning given to it in clause 3(C);
“Information Commissioner”	means the corporation sole by the name of the Data Protection Registrar established by the Data Protection Act 1984;
“Listing Rules”	means the Listing Rules made by the FCA pursuant to section 73A of FSMA, as amended from time to time;
“Losses”
means any and all loss, damage, cost, liability, demand, charge or expense (including legal fees), in each case whether joint or several, which any Indemnified Person may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling any Claim and/or in establishing its right to be indemnified pursuant to clause 7 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in clause 7) and “Loss” shall be construed accordingly;

“Ordinary Shares”	means ordinary shares of £1.00 each in the capital of the Company;
“Payment”	has the meaning given to it in clause 5.1(A);
“Payment Obligation”	has the meaning given to it in clause 5.1(A);
“PRA”	means the United Kingdom Prudential Regulation

Authority;
“PRA Consent”	means the consent of the PRA to the First Dividend as set out in the email of Rebecca Jackson dated 8 November 2013 and the letter from the PRA to the Company dated 31 October 2013;
“Relevant Cost”	has the meaning given to it in clause 5.2;
“Relevant Party”	means a party to this Agreement;
“Request for Information”	has the meaning given to it in clause 9.12;
“Resolution”	means the resolution, to be proposed at the GM, to approve the entry into and performance by the Company of this Agreement for the purposes of Chapter 11 of the Listing Rules;
“SDRT”	means stamp duty reserve tax;
“Shareholder”	means holders of Ordinary Shares whose names are on the register of members of the Company as at the date of posting of the Circular;
“Stamp Tax”
means any stamp, documentary, registration or capital duty or tax (including, without limitation, stamp duty, SDRT and any other similar duty or similar tax) and any fines, penalties and/or interest relating thereto;

“State Aid Deed”	means the Revised State Aid Commitment Deed dated 9 April 2014 between the Company and HM Treasury relating to HM Treasury’s compliance with its State aid commitments;
“Stop Date”	has the meaning given to it in the Amendments;
“Tax”
means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, for the avoidance of doubt, Stamp Tax), in each case in the nature of taxation, duty, contribution or levy, whether of the United Kingdom or elsewhere in the world, whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto;
“Tax Authority”
means any government, state, municipal, local, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having the power to impose, collect or administer any Tax or exercising a fiscal, revenue, customs or excise function with respect to Tax (including, without limitation, HM Revenue & Customs);

“Treasury Ministers”
means the Lords Commissioner of Her Majesty’s Treasury, the Chief Secretary to the Treasury, the Financial Secretary to the Treasury, the Economic Secretary to the Treasury, the Exchequer Secretary to the Treasury and the Commercial Secretary to the Treasury;

“Treasury Representatives”
means (i) the present or future officials and employees of the Treasury, and anyone acting as such an official or employee of the Treasury by virtue of a secondment arrangement; and (ii) persons employed in the HM Treasury Advisory Division of the Treasury Solicitor’s Department (but does not include external advisers to the Treasury or to the Treasury Solicitor’s Department);

“Treasury Solicitor”	has the same meaning as in the Treasury Solicitor Act 1876;
“UKLA”	means the United Kingdom Listing Authority;
“VAT”	means:

(i)   any Tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by VATA and any legislation and/or regulations supplemental thereto); and

(ii) any other Tax of a similar nature (whether imposed in a member state of the European Union in substitution for or in addition to the Tax referred to in sub-paragraph (i) or imposed elsewhere);

“VATA”	means the Value Added Tax Act 1994;
“Warranties”	means the representations, warranties and undertakings given in this Agreement;
“Wholly Owned Entity”	has the meaning given to it in clause 9.10(A); and
“Working Hours”	means 9.00 am to 5.00 pm on a Business Day.

1.2	Interpretation

(A)	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

(B)	References to a statutory provision include any subordinate legislation made from time to time under that provision.

(C)
References to a statutory provision include that provision as from time to time modified, supplemented, replaced or re-enacted so far as such modification, supplement, replacement or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

(D)	In this Agreement a reference to a “subsidiary undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the CA 2006.

(E)	References to this Agreement include its Schedules and references in this Agreement to clauses and Schedules are to clauses of and Schedules to this Agreement.

(F)	Headings shall be ignored in construing this Agreement.

(G)
When construing any provision relating to VAT or amounts in respect of VAT, any reference in this Agreement to any person shall (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time.

2	AMENDMENTS AND FIRST DIVIDEND

2.1	Amendments and Clause 8.13(A) of ACCA

The parties agree that, with effect on and from the date of the Independent Shareholder Approval or the Further Independent Shareholder Approval (as the case may be):

(A)	the DAS Terms shall be amended as set out in Schedule 1;

(B)	Clause 8.13(A) of the ACCA shall be deleted and any corresponding cross references to Clause 8.13(A) in the ACCA shall be deleted; and

(C)
Clause 8.2(A) of the ACCA shall be amended so that the final words of such clause (“(“each a “Relevant Statement”)”) shall be amended to read “(each a “Relevant Statement”, which term shall exclude (i) any announcement or public statement which has been previously notified to HM Treasury pursuant to clause 8.2(D)(ii), provided that there has been no material and relevant change in circumstances since the date of such previous notification, (ii) the Circular (as defined in the Dividend Access Share Retirement

Agreement between the Company and HM Treasury dated 9 April 2014 (the “DAS Retirement Agreement”)) and (provided that there has been no material and relevant change in circumstances since the date of the Circular) any announcement or public statement repeating information in the Circular and (iii) the DAS Retirement Agreement and (provided that there has been no material and relevant change in circumstances since the date of the DAS Retirement Agreement) any announcement or public statement repeating information in the DAS Retirement Agreement)”.

2.2	First Dividend

Subject to clause 3, the First Dividend shall be declared in favour of, and paid to, HM Treasury (as holder of the DAS) on the First Dividend Payment Date in accordance with and subject to the terms of this Agreement.

2.3	Notification of First Dividend Payment Date

The Company shall give HM Treasury not less than three Business Days notice of the date determined by the Board as the First Dividend Payment Date.

3	CONDITIONS PRECEDENT TO FIRST DIVIDEND

The obligation of the Company to pay the First Dividend is conditional upon:

(A)	PRA Consent: there having been no revocation of, or material amendment to, the terms of the PRA Consent;

(B)	UKLA Approval: the Circular being approved by the UKLA in accordance with the Listing Rules and FSMA;

(C)
Independent Shareholder Approval: the Independent Shareholders passing the Resolution (without amendment) at the GM and, having been so passed, the Resolution not having been amended or revoked at any time prior to the First Dividend Payment Date (the “Independent Shareholder Approval”);

(D)
Class Approval: the approval of HM Treasury, as the sole holder of the DAS, to the variation to class rights in accordance with Article 6 of the Articles, which approval shall be given in the form of a letter substantially in the form set out in Schedule 3 (the “Class Approval”);

(E)	EC Decision: no material amendment to the terms of the EC Decision having been made;

(F)
Regulatory Consents: there having been obtained all approvals, authorisations and consents which are required from any government, state or other regulatory body in connection with the DAS Proposal and the ultimate re-designation of the DAS into a B Share; and

(G)	Distributable profits: the Company having sufficient profits which are available for distribution and are permitted by law to be distributed for the purposes of the First Dividend.

The Company may, following consultation with HM Treasury, waive compliance with the conditions precedent set out in paragraphs (A), (E) and (F) of this clause 3.

4	UNDERTAKINGS OF THE COMPANY AND HM TREASURY

4.1	Circular, Forms of Proxy and General Meeting

(A)
Prior to its being approved by the UKLA in accordance with the Listing Rules and FSMA, the Company shall share the draft Circular and Form of Proxy with HM Treasury and its advisers, afford them a reasonable period (which shall in any event be no less than 5 Business Days) to comment on the form and content of such draft Circular and Form of Proxy and shall, in good faith, consider any such comments before final submission of the Circular and Form of Proxy to the UKLA for approval.

(B)	Subject to: (i) the Circular being approved by the UKLA in accordance with the Listing Rules and FSMA and (ii) applicable law (including directors’ fiduciary duties):

a.
the Company shall procure that the Circular and Forms of Proxy are posted to all Shareholders and the GM is duly convened so as to be held on the date of the 2014 annual general meeting of the Company, expected to be held on or around 25 June 2014, or, if in the opinion of the Company it is not reasonably practicable to propose the Resolution at such meeting, a general meeting held as soon as reasonably practicable thereafter;

b.	the directors of the Company shall recommend (without qualification and maintaining such recommendation) that the Independent Shareholders vote in favour of the Resolution at the GM; and

c.	the Company shall procure that a copy of the Circular is forwarded to the FCA in accordance with the Listing Rules.

If the Resolution is not proposed at a meeting to be held on the date of the 2014 annual general meeting of the Company, the Company agrees to provide an explanation to HM Treasury as to why it was not reasonably practicable to propose the Resolution at a meeting held on such date.

4.2	Board Meetings

(A)
The Company confirms to HM Treasury that a meeting or meetings of the Board has or have been held (and/or, in the case of (b), (c) and (d) below, undertakes to hold such a meeting or meetings) which has or have (or will have, as the case may be):

a.	authorised the Company to enter into and perform its obligations under this Agreement and to take all necessary steps in connection herewith;

b.	approved the form of the Circular and the Forms of Proxy and authorised and approved the publication of the Circular and the Forms of Proxy;

c.	subject to clause 3, declared the First Dividend to be paid on the First Dividend Payment Date; and

d.	authorised all necessary steps to be taken by the Company in connection with each of the matters set out in (b) and (c) above.

(B)
The Company shall procure that the meeting of the Board (or a duly authorised committee thereof) required to approve those items listed in clause 4.2(A)(c) and (d) shall take place either before or as soon as reasonably practicable after the date of the GM (provided that the Resolution is passed at the GM).

4.3	Schedule 2 documents

The Company undertakes to deliver to HM Treasury copies of each of the documents listed in Schedule 2 on or prior to the date of this Agreement (in the case of the documents listed in Part 1) or the First Dividend Payment Date (in the case of the documents listed in Part 2).

4.4	Regulatory Filings

HM Treasury and the Company shall obtain all approvals, authorisations and consents and provide all notifications as may be required and/or agreed upon between HM Treasury and the Company in connection with the DAS Proposal and the ultimate re-designation of the DAS into a B Share from any government, state or other regulatory body and shall co-operate with each other in connection therewith.

4.5	Class Approval

HM Treasury undertakes that it shall provide the Class Approval to the Company within 5 Business Days of the date of this Agreement.

5	TAX

5.1	After-Tax Basis

Any reference to any indemnity, covenant to pay or payment (a “Payment Obligation”) being given or made on an “after-Tax basis” or expressed to be calculated on an “after-Tax basis” means that, in calculating the amount payable pursuant to such Payment Obligation (the “Payment”), there shall be taken into account (if and to the extent that the same has not already been taken into account in the calculation of the Payment):

a.
any Tax suffered by the person entitled to receive the Payment to the extent that it arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment; and

b.
any relief, exemption, allowance or credit which is available to set against any Tax otherwise payable or against any income, profits or gains for Tax purposes, and any right to any refund or reimbursement of any Tax, which in each case is available to the person entitled to receive the Payment if and to the extent that the same arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment, such that the person entitled to receive the Payment is in the same economic position after Tax that it would have been in if the matter giving rise to the Payment Obligation had not occurred.

5.2	VAT

In any case where a Relevant Party is obliged to pay a sum to an Indemnified Person under this Agreement by way of indemnity, reimbursement, damages or compensation or in respect of any fee, liability, cost, charge or expense (the “Relevant Cost”), the Relevant Party shall pay to such Indemnified Person at the same time an additional amount determined as follows:

(A)
if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to the Indemnified Person (including, for the avoidance of doubt, where such supply is made to the Indemnified Person acting as agent for the Relevant Party within the terms of section 47 VATA), such additional amount shall be equal to any input VAT which was incurred by such Indemnified Person in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(B)
if the Relevant Cost is for VAT purposes a disbursement incurred by the Indemnified Person as agent on behalf of the Relevant Party and the relevant supply is made to the Relevant Party for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by the Indemnified Person, and such Indemnified Person shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to the Relevant Party.

6	REPRESENTATIONS AND WARRANTIES

The Company represents, warrants and covenants to HM Treasury on the date of this Agreement:

(A)
that this Agreement and the performance of its obligations hereunder have been duly authorised on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes valid, binding and enforceable obligations of the Company; and

(B)
that the issue by the Company of the Circular and Forms of Proxy and the performance, subject to the conditions precedent set out in Clause 3 and the other terms set out herein, by the Company of its obligations under this Agreement will comply with all applicable laws and regulations of the United Kingdom and (in all material respects) with all applicable laws and regulations of any other relevant jurisdiction.

7	INDEMNITY

7.1	Indemnity

The Company agrees to fully and effectively indemnify and hold harmless each Indemnified Person on an after-Tax basis from and against any and all Losses or Claims whatsoever as incurred (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Agreement and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred), if such Losses or Claims arise, directly or indirectly, out of, or are attributable to, or connected with any actual breach by the Company of any Warranty or undertaking made by the Company pursuant to this Agreement provided that the indemnity contained in this clause 7.1 shall not apply to any Losses or Claims to the extent finally and judicially determined to have arisen as a result of the fraud, bad faith or wilful default of that Indemnified Person. This clause 7.1 shall not apply to any Loss or Claim in respect of Tax which is covered by clause 5 (or which would have been so covered but for any exclusion contained therein).

7.2	Continuing effect

The provisions of this clause 7 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

8	TERMINATION

8.1	Termination

(A)
If the condition precedent set out in clause 3(C) is not satisfied, the Company shall use all reasonable endeavours to procure (subject to applicable law, including directors’ fiduciary duties) that a resolution approving the entry into and performance by the Company of this Agreement for the purposes of Chapter 11 of the Listing Rules, with such changes as may be agreed between the Company and HM Treasury, is passed by the Independent Shareholders at a further general meeting of the Company (the “Further Independent Shareholder Approval”) and that, subject to the conditions precedent set out in Clause 3 (other than Clause 3(C)), the First Dividend is declared and paid as soon as reasonably practicable thereafter.

(B)
Where the Company is unable to procure the Further Independent Shareholder Approval by 31 December 2014, this Agreement shall terminate and cease to have effect unless otherwise agreed by the Company and HM Treasury.

8.2	Consequences of termination

In the event that this Agreement is terminated pursuant to the provisions of this clause 8, neither party to this Agreement will have any claim against the other party to this Agreement for fees, costs, damages, compensation or otherwise except that:

(A)	the Company shall remain liable for any and all amounts agreed between the parties prior to the date of such termination to be payable by the Company to HM Treasury in respect of fees or other costs;

(B)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement; and

(C)	the provisions of clauses 5, 6, 7, 8, 9 and 10 shall remain in full force and effect.

9	GENERAL

9.1	Nature of relationship

Each Relevant Party acknowledges and agrees that the other Relevant Party is acting solely pursuant to a contractual relationship with the first-mentioned Relevant Party on an arm’s length basis with respect to this Agreement and the DAS Proposal (including in connection with determining the terms of this Agreement and the DAS Proposal) and not as financial advisers or fiduciaries to the first-mentioned Relevant Party or any other person. Additionally, each Relevant Party acknowledges that the other Relevant Party is not advising the first-mentioned Relevant Party or any other person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Relevant Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the matters contemplated hereby and the other Relevant Party shall not have any responsibility or liability to the first-mentioned Relevant Party with respect thereto. The Company further acknowledges and agrees that any review by HM Treasury (or its advisers) of the Circular, the Form of Proxy and any other matters or documents relating thereto will be performed solely for the benefit of HM Treasury and shall not be on behalf of the Company or any other person.

9.2	No waiver

No failure of any Relevant Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

9.3	Warranties and indemnity

Each of the Relevant Parties hereto acknowledges that the Warranties given by the Company and the indemnity contained in clause 7 are, subject as provided in clause 9.9, given to HM Treasury and the Indemnified Persons (as the case may be) for themselves and not to them as agent of, trustee for or otherwise for the benefit of, any other person.

9.4	Time of essence

Time shall be of the essence of this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them by agreement in writing between the Relevant Parties.

9.5	Counterparts

This Agreement may be entered into in any number of counterparts and by the Relevant Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

9.6	Entire agreement

The confirmations given by HM Treasury to the Company in respect of the Company’s Series 1 Class B Shares (by way of (i) email from Oliver Storey of Slaughter and May to Karen Cheng of Linklaters LLP on 24 February 2014 at 20:08, in response to Karen Cheng’s email of 19 February 2014 at 11:40 (ii) section 4 of the email from HM Treasury to George Graham of the Company on 6 December 2013 at 12:57, in response to George Graham’s email of 29 November 2014 at 19:26 and (iii) email from HM Treasury to George Graham of the Company on 9 April 2014 at 16:31 (together, the “Confirmations”)) and this Agreement constitute the whole agreement and understanding between the parties in relation to the DAS Proposal. With the exception of the Confirmations, all previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the Relevant Parties or any of them with any bearing on the DAS Proposal are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

9.7	No variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Relevant Parties.

9.8	Illegality

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.9	Contracts (Rights of Third Parties) Act 1999

(A)	The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement only to the extent provided in this clause 9.9.

(B)
Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clause 7 or this clause 9.9, provided that HM Treasury will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Persons.

(C)
Except as provided above, a person who is not a Relevant Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. HM Treasury and the Company may agree to vary or terminate any terms of this Agreement in each case without the consent of any Indemnified Person or any other third party. Neither HM Treasury nor the Company will have any responsibility to any Indemnified Person under or as a result of this Agreement.

9.10	No assignment or novation

(A)
Subject to clause 9.10(B), HM Treasury shall be permitted to novate its rights and obligations under this Agreement to any entity which is wholly owned, directly or indirectly, by HM Treasury (a “Wholly Owned Entity”) and the Company agrees to consent to, and to execute and deliver all such documentation as may be necessary to effect, any such novation.

(B)
In the event that HM Treasury novates its rights and obligations under this Agreement pursuant to clause 9.10(A), HM Treasury shall procure that, immediately prior to any such Wholly Owned Entity ceasing to be wholly-owned directly or indirectly by HM Treasury, such rights and obligations under this Agreement shall be novated to HM Treasury or any other Wholly Owned Entity.

(C)
If HM Treasury novates its rights and obligations under this Agreement pursuant to clause 9.10(A), the Company shall not incur any greater liability under clause 5 than would have been the case but for such novation.

(D)
Subject to clause 9.10(A), neither Relevant Party shall be permitted to assign, novate or declare itself trustee of, or purport to assign, novate or declare itself trustee of, all or any part of the benefit of, or its rights or benefits under, this Agreement to any other person without the prior written consent of the other Relevant Party.

9.11	Notices

(A)	Any notice, claim, demand or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

a.	in the case of the Company to:

House G
RBS Gogarburn

Edinburgh
EH12 1HQ
Attention: Group General Counsel
Email address: ***

b.	in the case of HM Treasury to:

1 Horse Guards Road
London SW1A 2HQ
Attention: Director, Financial Stability
Email address: notifications@hmtreasury.gsi.gov.uk

(B)	A copy of each notice delivered by email shall be sent by hand or post to the recipient in accordance with clause 9.11(A), but failure to send such a copy shall not render any notice ineffective.

(C)	Any such notice or other communication shall be delivered by hand, post or email. In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

a.	if sent by email, when sent (provided that an email shall be deemed not to have to been sent if the sender receives a delivery failure notification); or

b.	if delivered by hand or post, at the time of actual delivery.

(D)	Any notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

(E)	Any Relevant Party may change its notice details for the purposes of clause 9.11(A) by notifying the other Relevant Party of such change, provided that such notification shall only be effective on:

a.	the date specified in the notification as the date on which the change is to take place, being not less than five Business Days after the date of such notice; or

b.
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

9.12	Freedom of information

(A)
The Company acknowledges that public bodies, including HM Treasury, may be required under the FoIA or the Environmental Information Regulations 2004 to disclose information further to a request to do so (a “Request for Information”) without consulting or obtaining the consent of the Company. If HM Treasury, the Treasury Representatives or the Treasury Ministers have received a Request for Information which relates to information provided by the Company to HM Treasury in relation to this Agreement, HM Treasury (in the case of a Request for Information being made to HM Treasury or the Treasury Ministers) or the Treasury Representatives shall, so far as it is lawful and practicable to do so:

a.
take all reasonable steps to promptly notify the Company of the nature and content of such Request for Information (in accordance with the Secretary of State for Constitutional Affairs’ Code of Practice on the Discharge of the Functions of Public Authorities under Part I of the FoIA);

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

b.
promptly invite the Company to provide its opinion on whether the Request for Information applies to information held by HM Treasury, the Treasury Representatives or the Treasury Ministers, as relevant, in relation to this Agreement and whether any appropriate exemptions provided under FoIA might apply;

c.	consider any opinion provided by the Company when HM Treasury exercises its absolute discretion as to whether any information should be disclosed in response to the Request for Information; and

d.	if HM Treasury determines that disclosure is required pursuant to the Request for Information, give the Company as much prior notice as is reasonably practicable prior to such disclosure being made.

(B)
Notwithstanding paragraph (A) above, the Company acknowledges and agrees that HM Treasury, the Treasury Ministers and the Treasury Representatives shall have absolute discretion as to whether any information should be disclosed in response to a Request for Information.

10	GOVERNING LAW AND JURISDICTION

10.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Jurisdiction

(A)
Subject to clauses 10.2(B) and 10.2(C), the courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes (including claims for set-off and counterclaims), which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, the Company irrevocably submits to the jurisdiction of the courts of England.

(B)
Notwithstanding the provisions of clause 10.2(A), in the event that any Indemnified Person becomes subject to proceedings brought by a third party (the “Foreign Proceedings”) in the courts of any country other than England (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the “Foreign Jurisdiction”), such Indemnified Person shall be entitled, without objection by the Company, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Indemnified Person and the Company are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and the Company hereby submits to the jurisdiction of the Foreign Jurisdiction for this purpose.

(C)	The Company irrevocably waives any objection to the jurisdiction of any courts referred to in this clause 10.

(D)
The Company irrevocably agrees that a judgment and/or order of any court referred to in this clause 10 based on any matter arising out of or in connection with this Agreement (including but not limited to the enforcement of any indemnity) shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not

(subject to due process having been served on it) it participates in the relevant proceedings.

10.3	Agent for service of process

(A)
The Company agrees to appoint an agent for service of process in any Foreign Jurisdiction other than England in which HM Treasury is subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that the Company does not appoint such an agent within 14 days of the notice requesting it to so, HM Treasury may appoint a commercial agent for service for the Company on the Company's behalf and at the Company's expense and the Company agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Company.

(B)
Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 9.11. Nothing contained in this clause 10.3(B) affects the right to serve process in another manner permitted by law.

SCHEDULE 1

Amended DAS Terms

DIVIDEND ACCESS SHARE TERMS

Terms of Issue of the RBSG Series 1 Dividend Access Share

1	General

The Series 1 Dividend Access Share will have a nominal value of £0.01 and will be fully paid up at issue. The Series 1 Dividend Access Share will be issued in registered form and will be held in certificated form. Temporary documents of title in relation to the Series 1 Dividend Access Share in certificated form will not be issued pending despatch by post of a definitive certificate. Capitalised terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in paragraph 16 below.

2	Series 1 Dividend Access Share Dividends

2.1
Subject to the discretions, limitations and qualifications set out herein, non-cumulative dividends on the Series 1 Dividend Access Share will be payable from the date the Company issues the Series 1 Dividend Access Share ~~in respect of the period~~ up to and including the ~~Series 1 Class B Dividend~~ Stop Date (if any). ~~The~~ No dividends will be payable on the Series 1 Dividend Access Share after the Stop Date (if any). Up to and including the Stop Date, the Company will pay dividends when, as and if declared by the Board of Directors. ~~Subject~~ Up to and including the Stop Date, subject to the discretions, limitations and qualifications set out herein, the Series 1 Dividend Access Share shall entitle the holder thereof to receive out of the distributable profits of the Company a non-cumulative dividend (the “Dividend Access Share Dividend”), in priority to the payment of any dividend to the holders of any class of Ordinary Share or Class B Shares and pari passu in such regard with the holders of any other Dividend Access Shares then in issue.

The Board of Directors shall, by 31 October in each financial year of the Company, decide whether or not to pay an interim dividend on the Ordinary Shares or make an interim Ordinary Share Bonus Issue in that financial year. If it is decided that an interim dividend on the Ordinary Shares or an interim Ordinary Share Bonus Issue is to be paid or made in any financial year, the corresponding semi-annual (hereinafter referred to as “first semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in the same financial year will be paid or made at the time set out below. The record date for any first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share shall be the same as the record date for any interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue in the relevant financial year or otherwise shall be three Business Days before 31 October in each year. If paid or made, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in a financial year will be paid or made on the same date that the corresponding interim dividend on the Ordinary Shares is paid or interim Ordinary Share Bonus Issue is made. If it is decided that no such interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue will be paid or made in a financial year, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in such financial year will, if to be paid or made, be so paid or made on 31 October in such financial year (commencing in 2010). Any first semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

The Board of Directors shall, by 31 May in each financial year of the Company, decide whether or not to recommend a dividend on the Ordinary Shares or make an Ordinary Share Bonus Issue which is expressed to be a final dividend for the immediately preceding financial year. If it is decided that such a dividend on the Ordinary Shares or Ordinary Share Bonus Issue is to be recommended and is subsequently approved by Shareholders, the corresponding semi-annual (hereinafter referred to as “second semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share expressed to be for the corresponding period will be paid at the time set out below. The record date for any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share shall be the same as the record date for any final dividend on the Ordinary Shares or final Ordinary Share Bonus Issue for the relevant financial year or otherwise shall be three Business Days before 31 May in each year. If paid or made, the second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in a financial year will be paid or made on the same date that the corresponding final dividend on the Ordinary Shares is paid or final Ordinary Share Bonus Issue is made. If it is decided that no such final dividend on the Ordinary Shares or Ordinary Share Bonus Issue will be paid or made in any year (the “current year”) for the immediately preceding financial year, any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share expressed to be for the corresponding period will, if to be paid or made, be so paid or made on 31 May in the current year (commencing in 2010). Any second semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

If paid or made, the first semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall be equivalent to (A) the greater of:

(1) 7 per cent. of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such ~~current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date~~, divided by 365 (or 366 in a leap year) and

(2) if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/are paid or made in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, ~~if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date, 250~~ 25 per cent. (as adjusted from time to time as provided below, the “Participation Rate”) of the aggregate Fair Market Value of such cash dividend(s) or Ordinary Share Bonus Issue(s) per Ordinary Share multiplied by the then Reference Series 1 Class B Shares Number. Where a dividend in cash is announced which may at the election of a Shareholder or Shareholders be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a Shareholder or Shareholders be satisfied by the payment of cash, then the Fair Market Value of such dividend or Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be), less (B) the Fair Market Value of the aggregate amount of any dividend or distribution paid or made on the Series 1 Class B Shares and/or on any Ordinary Shares issued on conversion of the Series 1 Class B Shares (regardless of who holds such Series 1 Class B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date (or, if there has occurred prior to such current Relevant Date a ~~Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares to (and including) such earlier Series 1 Class B Dividend Stop Date)~~, provided that the first semi-annual Dividend Access Share Dividend shall never be less than zero and provided that any first semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall not in any event exceed a sum which, before taking account of any withholding or deduction required to be made on account of tax from such dividend and when added to any other cash dividends previously paid by the Company on the Series 1 Dividend Access Share since the Issue Date (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends), would exceed the DAS Retirement Dividend Amount.

If paid or made, the second semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall be equivalent to (A) the greater of:

(1) 7 per cent. of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B ~~Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date~~, divided by 365 (or 366 in a leap year) and

(2) if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/are paid or made in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant ~~Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop~~ Date, the Participation Rate of the aggregate Fair Market Value of such cash dividend(s) or Ordinary Share Bonus Issue(s) per Ordinary Share multiplied by the then Reference Series 1 Class B Shares Number. Where a dividend in cash is announced which may at the election of a Shareholder or Shareholders be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a Shareholder or Shareholders be satisfied by the payment of cash, then the Fair Market Value of such dividend or Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be), less (B) the Fair Market Value of the aggregate amount of any dividend or distribution paid or made on the Series 1 Class B Shares and/or on any Ordinary Shares issued on conversion of the Series 1 Class B Shares (regardless of who holds such Series 1 Class B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (to including) the current Relevant Date ~~(or, if there has occurred~~

~~prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares to (and including) such earlier Series 1 Class B Dividend Stop Date)~~and less the Fair Market Value of the immediately preceding first semi-annual Dividend Access Share Dividend or Bonus Issue paid or made (if any),

~~provided that the second semi-annual Dividend Access Share Dividend shall never be less than zero~~provided that the second semi-annual Dividend Access Share Dividend shall never be less than zero and provided that any second semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall not in any event exceed a sum which, before taking account of any withholding or deduction required to be made on account of tax from such dividend and when added to any other cash dividends previously paid by the Company on the Series 1 Dividend Access Share since the Issue Date (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends), would exceed the DAS Retirement Dividend Amount.

If the Participation Rate is adjusted during the course of a financial year, the amount of the semi-annual Dividend Access Share Dividend in such financial year, if determined by reference to the Participation Rate, shall itself be adjusted in such manner as the Independent Financial Adviser (acting as an expert) considers appropriate to take account of the date(s) on which the adjustment(s) to the Participation Rate become effective. A written opinion of the Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

The ~~initial~~ Participation Rate ~~is 250~~ as at [date of shareholder approval] 2014 is 25 per cent. Upon the happening of any of the events in respect of which the Series 1 Class B Share Conversion Price or the Series 1 Class B Share Relevant Amount shall be adjusted as provided in:

(i) sub-paragraphs 4(b)(i) to (x) (inclusive) of the Series 1 Class B Share Terms (subject to the provisions of the last paragraph of paragraph 4(a) of the Series 1 Class B Share Terms), the Participation Rate shall also be adjusted at the same time as follows:

and

(ii) paragraph 4(l) of the Series 1 Class B Share Terms (subject to paragraph 4(a) of the Series 1 Class B Share Terms), the Participation Rate shall also be adjusted at the same time as follows:

where:

NPR means the new Participation Rate, following such adjustment;

OPR means the old Participation Rate, immediately prior to such adjustment;

NCP means the new Series 1 Class B Share Conversion Price following such adjustment;

OCP means the old Series 1 Class B Share Conversion Price, immediately prior to such adjustment;

NRA means the new Series 1 Class B Share Relevant Amount following such adjustment; and

ORA means the old Series 1 Class B Share Relevant Amount, immediately prior to such adjustment

In addition to the above, the Board of Directors may at any time in its sole and absolute discretion declare a dividend on the Series 1 Dividend Access Share. Any such dividend shall not be a “Dividend Access Share Dividend” for the purposes of these Terms of Issue. If the Board of Directors does so declare a dividend, it shall also determine the amount of such dividend, the record date for such dividend and the date on which such dividend is to be paid or made. Any such dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed. The Board of Directors may exercise their discretion not to pay a dividend under this sub-paragraph notwithstanding the previous setting aside of a sum to provide for payment of that dividend. As soon as practicable after resolving that a dividend shall be paid under this sub-paragraph, the Board of Directors shall give notice thereof to the holder of the Series 1 Dividend Access Share in accordance with paragraph 11.

2.2	The Company shall, upon determining any dividend pursuant to this paragraph 2, cause the amount thereof to be notified to the holders of Series 1 Dividend Access Share in accordance with paragraph 11.

2.3
In the event of a change to the accounting reference date of the Company, the references in this paragraph 2 to (i) 31 May shall be deemed to be changed to such date as falls five months after the new accounting reference date and (ii) 31 October shall be deemed to be changed to such date as falls ten months after the new accounting reference date.

In the event of a change in accounting reference date ~~from 31 December~~of the Company, the Company shall make such other changes to the dividend payment arrangements described above as, following consultation with an Independent Financial Adviser (acting as an expert), it determines are fair and reasonable to take account of any initial stub period(s) when the new accounting reference date is introduced.

In the event of a change in the frequency of dividend payments on the Ordinary Shares such that they are not paid semi-annually consistent with the payment of Dividend Access Share Dividends on the Series 1 Dividend Access Share, the Company shall make such changes to the Dividend Access Share Dividend payment arrangements described in this paragraph 2 as, following consultation with the Independent Financial Adviser (acting as an expert), it determines are fair and reasonable to take account of such changed frequency.

2.4
Non-cumulative dividends on the Series 1 Dividend Access Share are payable in respect of the period up to and including the ~~Series 1 Class B Dividend~~ Stop Date (if any). After the ~~Series 1 Class B Dividend~~ Stop Date (if any) the right of the holder of ~~this~~ the Series 1 Dividend Access Share to any dividends (including any Dividend Access Share Dividends ~~in respect of any~~ ) hereunder shall cease and the Series 1 Dividend Access Share shall, without the need for any consent of or approval from the holder of the Series 1 Dividend Access Share or any other action by the Company or the holder of the Series 1 Dividend Access Share, be re-designated as a single Series 1 Class B Share on terms identical to all other Series 1 Class B Shares in issue ~~during each of the 30 consecutive dealing days during which the Series 1 Class B Dividend Trigger Event occurs~~ shall cease, but this is ~~without prejudice to the right to Dividend Access Share Dividends in respect of any Series 1 Class B Shares not in issue on each such day~~at the Stop Date.

2.5
If any doubt shall arise as to the appropriate amount of any Dividend Access Share Dividend, ~~and~~ then following consultation between the Company and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest or proven error.

2.6
(i) Until (and including) 31 December 2015, the DAS Retirement Dividend Amount will be £1,500,000,000. On or after 1 January 2016, the DAS Retirement Dividend Amount shall be subject to increase as set out below.

(ii) If aggregate cash dividends paid (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends) on the Series 1 Dividend Access Share between the Issue Date and 31 December 2015 (both such dates inclusive) are less than £1,500,000,000, (a) the difference between £1,500,000,000 and the gross aggregate amount (if any) so paid between the Issue Date and 31 December 2015 (both such dates inclusive) shall be referred to as the “Unpaid Amount” and (b) the DAS Retirement Dividend Amount shall be increased such that the DAS Retirement Dividend Amount shall only be deemed to have been paid once the gross amount paid of cash dividends on the Series 1 Dividend Access Share (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends) is equal to the Unpaid Amount (increased as described in this paragraph 2.6(ii)).

On any date on or after 1 January 2016 on which a dividend (the “Relevant Dividend”) is to be paid on the Series 1 Dividend Access Share (an “Unpaid Amount Recalculation Date (First Period)”), the Unpaid Amount shall, prior to such dividend being paid, be recalculated by increasing it to an amount equal to:

(x) the Unpaid Amount

plus

(y)  5% x the Unpaid Amount x Number of Completed Years (First Period)

plus (if the Unpaid Amount Recalculation Date (First Period) falls on a day other than a day which is an anniversary of the previous Unpaid Amount Recalculation Date (First Period) or, in the case of the first Unpaid Amount Recalculation Date (First Period), a day other than 1 January in any year)

(z) 5% x the Unpaid Amount x [Actual Number of Days in Incomplete Period (First Period) divided by 365 (or 366 if all or part of the Incomplete Period (First Period) falls in a leap year)]

The Relevant Dividend (before taking account of any withholding or deduction required to be made on account of tax from such dividend) shall then be deducted from the Unpaid Amount and the resulting figure will become the new Unpaid Amount going forward.

“Number of Completed Years (First Period)” means the number (if any) of completed periods of 365 (or, in the case of any period including all or part of a leap year, 366) days from (and including) the previous Unpaid Amount Recalculation Date (First Period) (or, in

the case of the first Unpaid Amount Recalculation Date (First Period), from (and including) 1 January 2016) to but excluding the Unpaid Amount Recalculation Date (First Period).

“Actual Number of Days in Incomplete Period (First Period)” means the actual number of days in the relevant Incomplete Period (First Period).

“Incomplete Period (First Period)” means, in respect of any Unpaid Amount Recalculation Date (First Period), any period of time from (and including) the immediately preceding annual anniversary of the previous Unpaid Amount Recalculation Date (First Period) (or, in the case of the first Unpaid Amount Recalculation Date (First Period), from (and including) the immediately preceding 1 January) to (but excluding) the relevant Unpaid Amount Recalculation Date (First Period).

(iii) If aggregate cash dividends paid (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends) on the Series 1 Dividend Access Share between the Issue Date and 31 December 2020 (both such dates inclusive) are less than the DAS Retirement Dividend Amount, (a) the Unpaid Amount will be determined on 1 January 2021 in accordance with paragraph 2.6(ii) as if 1 January 2021 was an Unpaid Amount Recalculation Date (First Period) and (b) the DAS Retirement Dividend Amount shall be increased such that the DAS Retirement Dividend Amount shall only be deemed to have been paid once the gross amount paid of cash dividends on the Series 1 Dividend Access Share (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends) is equal to the Unpaid Amount (increased as described in this paragraph 2.6(iii)).

On any date on or after 1 January 2021 on which a Relevant Dividend is to be paid on the Series 1 Dividend Access Share (an “Unpaid Amount Recalculation Date (Second Period)”), the Unpaid Amount shall, prior to such dividend being paid, be recalculated by increasing it to an amount equal to:

(x) the Unpaid Amount

plus

(y)  10% x the Unpaid Amount x Number of Completed Years (Second Period)

plus (if the Unpaid Amount Recalculation Date (Second Period) falls on a day other than a day which is an anniversary of the previous Unpaid Amount Recalculation Date (Second Period) or, in the case of the first Unpaid Amount Recalculation Date (Second Period), a day other than 1 January in any year)

(z) 10% x the Unpaid Amount x [Actual Number of Days in Incomplete Period (Second Period) divided by 365 (or 366 if all or part of the Incomplete Period (Second Period) falls in a leap year)]

The Relevant Dividend (before taking account of any withholding or deduction required to be made on account of tax from such dividend) shall then be deducted from the Unpaid Amount and the resulting figure will become the new Unpaid Amount going forward.

“Number of Completed Years (Second Period)” means the number (if any) of completed periods of 365 (or, in the case of any period including all or part of a leap year, 366) days from (and including) the previous Unpaid Amount Recalculation Date (Second Period) or, in the case of the first Unpaid Amount Recalculation Date (Second Period), from (and including) 1 January 2021) to but excluding the Unpaid Amount Recalculation Date (Second Period).

“Actual Number of Days in Incomplete Period (Second Period)” means the actual number of days in the relevant Incomplete Period (Second Period).

“Incomplete Period (Second Period)” means, in respect of any Unpaid Amount Recalculation Date (Second Period), any period of time from (and including) the immediately preceding annual anniversary of the previous Unpaid Amount Recalculation Date (Second Period) (or, in the case of the first Unpaid Amount Recalculation Date (Second Period), from (and including) the immediately preceding 1 January) to (but excluding) the relevant Unpaid Amount Recalculation Date (Second Period).

(iv) All determinations of the DAS Retirement Dividend Amount (including the Unpaid Amount) in accordance with this paragraph 2.6 shall be made by the Company in its sole and absolute discretion and shall be binding on the holder of the Series 1 Dividend Access Share.

3	Payment of Dividend Access Share Dividends Discretionary

If, in the opinion of the Board of Directors, the distributable profits of the Company are sufficient to cover the payment, in full, of the Dividend Access Share Dividend on the relevant Dividend Access Share Dividend payment date and also the payment in full of all other dividends and other amounts stated to be payable on such date on any Parity Securities in issue (other than the Ordinary Shares and the Series 1 Class B Shares), the Board of Directors may:

(a)	pay in full the Dividend Access Share Dividend on the relevant Dividend Access Share Dividend payment date; or

(b)
in their sole and absolute discretion resolve at least 10 Business Days prior to the relevant Dividend Access Share Dividend payment date that no Dividend Access Share Dividend shall be paid or that a Dividend Access Share Dividend shall be paid only in part.

The Board of Directors shall not be bound to give their reasons for exercising their discretion under this sub-paragraph. The Board of Directors may exercise their discretion in respect of a dividend notwithstanding the previous setting aside of a sum to provide for payment of that dividend to the extent that, in the opinion of the Board of Directors (i) there are insufficient distributable profits to cover the payment, in full, of the Dividend Access Share Dividend on the relevant Dividend Access Share payment date and also the payment in full of all other dividends and other amounts stated to be payable on such date on any Parity Securities in issue (other than the Ordinary Shares and the Series 1 Class B Shares) or (ii) the payment of the Dividend Access Share Dividend would breach or cause a breach of the capital adequacy requirements applicable to the Company.

If, at least 10 Business Days prior to a Dividend Access Share Dividend payment date, the Board of Directors considers that the distributable profits of the Company are insufficient to cover the payment in full of the Dividend Access Share Dividend and also the payment in full of all other dividends or other amounts stated to be payable on such Dividend Access Share Dividend payment date on any Parity Securities (other than the Ordinary Shares and the Series 1 Class B Shares), then the Board of Directors may pay a reduced Dividend Access Share Dividend. This will be paid in proportion to the dividends and other amounts which would have been due on the Series 1 Dividend Access Share and any other shares and other instruments of the Company (other than the Ordinary Shares and the Series 1 Class B Shares) on such Dividend Access Share Dividend payment date which are expressed to rank equally with the Series 1 Dividend Access Share as regards participation in profits if there had been sufficient profit.

The Board of Directors may in its discretion decide that the Dividend Access Share Dividend in any financial year will not be paid at all or will be paid only in part even when distributable profits are available for distribution. If the Board of Directors decides not to pay the Dividend Access Share Dividend in respect of a period or determines that it shall be paid only in part, then the right of the holder of the Series 1 Dividend Access Share to receive the relevant Dividend Access Share Dividend in respect of that period will be lost either entirely or as to the part not paid, as applicable, and the Company will have no obligation in respect of the amount of Dividend Access Share Dividend not paid either to pay the relevant Dividend Access Share Dividend in respect of that period or to pay interest thereon, whether or not Dividend Access Share Dividends are paid in respect of any future financial period.

As soon as practicable after resolving that no Dividend Access Share Dividend shall be paid or that it shall be paid only in part, the Board of Directors shall give notice thereof to the holder of the Series 1 Dividend Access Share in accordance with paragraph 11.

4	Payment of ~~Dividend Access Share~~ Dividends

Subject to these terms of issue, the Company will, if to be paid, pay any dividends on the Series 1 Dividend Access Share, including Dividend Access Share Dividends , out of its distributable profits in sterling. ~~Dividend Access Share Dividends~~ Such dividends may be paid by the Company by crediting any account which the holder of the Series 1 Dividend Access Share, or in the case of joint holders, the holder whose name stands first in the register in respect of the Series 1 Dividend Access Share, has with the Company, whether in the sole name of such holder or the joint names of such holder and another person or person, unless the Company has received not less than one month’s notice in writing from such holder or joint holders directing that payment be made in another manner permitted by the Articles.

Any such ~~Dividend Access Share Dividend~~ dividend may be paid by any bank or other funds transfer system or, if agreed by the Company, such other means and to or through such person, in each case as the holder or joint holders may in writing direct.

If payment in respect of the Series 1 Dividend Access Share into any such bank account is to be made on a ~~Dividend Access Share Dividend~~ payment date which is not a Business Day, then payment of such amount will be made on the next succeeding Business Day, without any interest or payment in respect of such delay.

Payments in respect of amounts payable by way of ~~Dividend Access Share Dividend~~ dividend will be subject in all cases to any applicable fiscal or other laws and other regulations.

If the Board of Directors decides to pay a Dividend Access Share Dividend and either (i) no dividend has been paid on the Ordinary Shares and/or distribution made thereon in respect of the corresponding period or (ii) a dividend has been paid and/or a distribution has been made on the Ordinary Shares otherwise than in cash in respect of the corresponding period, the Board of Directors may in its discretion determine that such Dividend Access Share Dividend shall be paid in whole or in part by the Company issuing Series 1 Class B Shares, credited as fully paid, to the holder of the Series 1 Dividend Access Share. The number of such Series 1 Class B Shares to be issued to the holder shall be such number of Series 1 Class B Shares as shall be certified by the Independent Financial Adviser (acting as an expert) to be as nearly as possible equal to (but not greater than) the cash amount (disregarding any withholding or deduction required to be made on account of any tax and any associated tax credit) of such semi-annual Dividend Access Share Dividend or part thereof otherwise payable to such holder of the Series 1 Dividend Access Share, based on the Fair Market Value of a Series 1 Class B Share at the time of such determination. A written opinion of the Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

The basis of allotment in accordance with the immediately preceding paragraph shall be such that the holder of the Series 1 Dividend Access Share may not receive a fraction of a Series 1 Class B Share (for this purpose calculating entitlements on the basis of a holder’s entire holding of Series 1 Class B Shares). The Board of Directors may make such provisions as they think fit for any fractional entitlements, including provisions whereby, in whole or in part, fractional entitlements are disregarded or the benefit thereof accrues to the Company and/or under which fractional entitlements are accrued and/or retained.

The Series 1 Class B Shares so allotted shall rank pari passu in all respects with the fully paid Series 1 Class B Shares then in issue save only as regards participation in any dividend on the Series 1 Class B Shares payable by reference to a record date falling on or prior to the date of issue of the Series 1 Class B Shares so allotted.

The new Series 1 Class B Shares issued in respect of the whole (or some part) of the relevant dividend declared in respect of the Series 1 Dividend Access Share shall be in certificated form unless the Company and a holder agree otherwise.

The Board of Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this paragraph 4.

5	Restrictions on Dividends and Redemption

If any Dividend Access Share Dividend is not declared and paid in full in cash or otherwise, the Company:

(i)
may not, and shall procure that no member of the Group shall, declare or pay dividends or other distributions upon any Parity Securities (whether in cash or otherwise, and whether payable on the same date as the relevant Dividend Access Share Dividend or subsequently) or make any Ordinary Share Bonus Issue (whether to be made on the same date as the relevant Dividend Access Share Dividend or subsequently), and the Company may not, and shall procure that no member of the Group shall, set aside any sum for the payment of these dividends or distributions; or

(ii)
may not, and shall procure that no member of the Group shall, redeem, purchase or otherwise acquire (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for any consideration any of its Parity Securities or any depository or other receipts or certificates representing Parity Securities (other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme), and (save as aforesaid) the Company may not, and shall procure that no member of the Group shall, set aside any sum or establish any sinking fund (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for the redemption, purchase or other acquisition of Parity Securities or any depository or other receipts or certificates representing Parity Securities,

in each case until such time as Dividend Access Share Dividends are no longer payable (including as a result of the Stop Date occurring) or payment of Dividend Access Share Dividends in cash or otherwise has resumed in full, as the case may be.

6	Rights upon Liquidation

On a winding-up or liquidation, voluntary or otherwise, the holder of the Series 1 Dividend Access Share will rank in the application of the assets of the Company available to shareholders: (1) equally in all respects with holders of Ordinary Shares and Series 1 Class B Shares and any other class of shares or securities of the Company in issue or which may be issued by the Company which rank or are expressed to rank equally with the Series 1 Dividend Access Share, the Ordinary Shares or the Series 1 Class B Shares on a winding-up or liquidation and (2) junior to all other shareholders and all creditors of the Company.

In such event the holder of the Series 1 Dividend Access Share will be deemed to hold one -tenth (as adjusted from time to time as provided below, the “Winding Up Ratio”) of one Ordinary Share and will be entitled to receive out of the surplus assets of the Company remaining after payment of all prior-ranking claims, a sum equal to that payable to a holder of one -tenth (as adjusted) of one Ordinary Share in such event.

The initial Winding Up Ratio is one-tenth. Upon each adjustment of the Series 1 Class B Share Winding Up Ratio in accordance with the Series 1 Class B Share Terms (or, if there are no Series 1 Class B Shares outstanding at the relevant time, upon any event that would have led to such an adjustment if there had been Series 1 Class B Shares outstanding at such time), the Winding Up Ratio shall also be adjusted at the same time and to the same extent.

7	Voting

The holder of the Series 1 Dividend Access Share will only be entitled to receive notice of and to attend any general meeting of shareholders and to speak to or vote upon any resolution proposed at such meeting if a resolution is proposed which either varies or abrogates any of the rights and restrictions attached to the Series 1 Dividend Access Share or proposes the winding up of the Company (and then in each such case only to speak and vote upon any such resolution).

If the holder of the Series 1 Dividend Access Share is entitled to vote upon a resolution proposed at a general meeting of shareholders, on a show of hands the holder of the Series 1 Dividend Access Share or any proxy or a corporate representative for the holder, in each case who is present in person, will have one vote. On a poll, the holder of the Series 1 Dividend Access Share who is entitled to vote and who is present in person, by proxy or by corporate representative, will have one vote.

Other provisions in the Articles relating to voting procedures also apply to the Series 1 Dividend Access Share.

8	Purchase of own shares

~~For as long as the Dividend Access Share remains in issue and the Reference Amount is greater than zero~~Until and including the Stop Date, the Company may not purchase or otherwise acquire any of its Ordinary Shares or other Parity Securities (other than the Series 1 Class B Shares) or any depositary or other receipts or certificates representing Ordinary Shares or Parity Securities (other than the Series 1 Class B Shares) other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme or which are made from HM Treasury or its nominees.

9	Form and Denomination

The Series 1 Dividend Access Share will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment. An amount equal to the nominal value of £0.01 of the Series 1 Dividend Access Share will be credited to the Company’s issued share capital account.

The Series 1 Dividend Access Share will be issued in registered form to HM Treasury or its nominee. The Series 1 Dividend Access Share shall not be transferable.

Title to the Series 1 Dividend Access Share will be evidenced by registration on the register of members of the Company in accordance with the Articles.

See “Registrar” below.

10	Variation of Rights

The rights, preferences and privileges attached to the Series 1 Dividend Access Share may be varied or abrogated in accordance with the Articles (including Article 6). In addition, the Company may make such changes to the terms of issue of the Series 1 Dividend Access Share as it, in its sole discretion, deems necessary in order to ensure that the Series 1 Dividend Access Share continues to count as ~~core~~ common equity tier 1 capital for the purposes of regulatory requirements applicable to it, and such changes may be made without the consent of the holder of the Series 1 Dividend Access Share. The Company will notify the holder of the Series 1 Dividend Access Share in accordance with paragraph 11 if it makes any such changes.

Subject as provided in paragraph 15, the rights attached to the Series 1 Dividend Access Share will not be deemed to be varied by the creation or issue of (a) any further Dividend Access Shares or any other Parity Securities or any other share capital ranking equally with or junior to the Series 1 Dividend Access Share or (b) any preference shares, in each case whether carrying identical rights or different rights in any respect, including as to dividend, premium or entitlement on a return of capital, redemption or conversion and whether denominated in sterling or any other currency. Any further Dividend Access Shares, any other Parity Securities or any other share capital ranking equal with or junior to the Dividend Access Share may either carry identical rights in all respects with the Series 1 Dividend Access Share or carry different rights.

11	Notices

Notices given by the Company will be given by the Registrar on its behalf unless the Company decides otherwise.

A notice may be given by the Company to the holder of the Series 1 Dividend Access Share in certificated form by sending it by post to the holder’s registered address. Service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter by first class post containing the notice, and to have been effected on the day after the letter containing the same is posted. Where the holder’s registered address is outside the United Kingdom, all notices shall be sent to him by air mail post.

A notice may be given by the Company to the joint holders of the Series 1 Dividend Access Share by giving the notice to the joint holder first named in the register. A notice may be given by the Company to the extent permitted by the Companies Act by electronic communication, if so requested or authorised by the holder, the holder having notified the Company of an e-mail address to which the Company may send electronic communications, and having agreed to receive notices and other documents from the Company by electronic communication. If the holder notifies the Company of an e-mail address, the Company may send the holder the notice or other document by publishing the notice or other document on a website and notifying the holder by e-mail that the notice or other document has been published on the website. The Company must also specify the address of the website on which it has been published, the place on the website where the notice may be accessed and how it may be accessed, and where the notice in question is a notice of a meeting, the notice must continue to be published on that website throughout the period beginning with the giving of that notification and ending with the conclusion of the meeting, save that if the notice is published for part only of that period then failure to publish the notice throughout that period shall not invalidate the proceedings of the meeting where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

12	Additional Amounts

If at any time the Company is required by a tax authority to deduct or withhold taxes from payments made by the Company with respect to the Series 1 Dividend Access Share, the Company will not pay additional amounts. As a result, the net amount received from the Company by the holder of the Series 1 Dividend Access Share, after the deduction or withholding, will be less than the amount the holder would have received in the absence of the deduction or withholding.

13	Governing Law

The creation and issuance of the Series 1 Dividend Access Share and the rights attached to it shall be governed by and construed in accordance with the laws of Scotland.

14	Registrar

Computershare Investor Services PLC located at The Pavilions, Bridgwater Road, Bristol BS99 6ZZ will maintain the register and will act as Registrar.

The Company reserves the right at any time to appoint an additional or successor registrar. Notice of any change of registrar will be given to the holder of the Series 1 Dividend Access Share.

15	Further Issues

The Company may, at any time and from time to time, and with the consent of HM Treasury, create or issue further Dividend Access Shares.

16	Definitions

“Actual Number of Days in Incomplete Period (First Period)” has the meaning provided in paragraph 2.6;

“Actual Number of Days in Incomplete Period (Second Period)” has the meaning provided in paragraph 2.6;

“Articles” means the articles of association of the Company;

“Board of Directors” means the Board of Directors of the Company or a duly authorised committee of such Board of Directors;

“Bonus Issue” means, in relation to the Series 1 Dividend Access Share, an issue of Series 1 Class B Shares to the holder of the Series 1 Dividend Access Share by way of capitalisation of profits or reserves;

“Business Day” means a day on which banks are open for business in London;

“Class B Shares” means Class B Shares (of whatever series) in the capital of the Company;

“Companies Act” means the Companies Act 2006 (as amended from time to time); “Company” means The Royal Bank of Scotland Group plc;

“current year” has the meaning provided in paragraph 2.1;

“DAS Retirement Dividend Amount” means £1,500,000,000 subject to increase as described in paragraph 2.6;

“dealing day” means a day on which the Relevant Stock Exchange or relevant market is open for business and on which Ordinary Shares, Securities or Spin-Off Securities (as the case may be) may be dealt in (other than a day on which the Relevant Stock Exchange or relevant market is scheduled to or does close prior to its regular weekday closing time);

“Directors” means the executive and non-executive directors of the Company who make up its board of directors;

~~“Dividend” shall have the meaning given in paragraph 14 of the Series 1 Class B Share Terms;~~

“Dividend Access Share Dividend” has the meaning provided in paragraph 2.1;

“Dividend Access Shares” means Dividend Access Shares (of whatever series) in the capital of the Company;

"Employee Share Scheme” means a scheme for encouraging or facilitating the holding of shares in or debentures of the Company or any Subsidiary by or for the benefit of: (a) the bona fide employees or former employees of the Company or any other member of the Group (including ~~ABN AMRO Holding~~ RBS Holdings N.V. and its subsidiaries from time to time) or (b) the spouses, civil partners, surviving spouses, surviving civil partners, or minor children or step-children of such employees or former employees;

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser (acting as an expert) provided that (i) the Fair Market Value of a dividend in cash shall be the amount of such cash; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser, acting as an expert), the Fair Market Value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five dealing days on the relevant market commencing on such date (or, if later, the first such dealing day such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded) or such shorter period as such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded; (iv) where Securities, Spin-Off Securities, options, warrants or other rights are not publicly traded (as aforesaid) or if the ~~fair market value~~ Fair Market Value of such publicly traded securities cannot be determined as provided in (iii) after a period of 15 calendar days following the relevant date, the Fair Market Value of such Securities, Spin-Off Securities, options, warrants or other rights shall be determined in good faith by an Independent Financial Adviser (acting as an expert), on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per Ordinary Share, the dividend yield of an Ordinary Share, the volatility of such market price, prevailing interest rates and the terms of such Securities, Spin-Off Securities, options, warrants or other rights, including as to the expiry date and exercise price (if any) thereof. Such amounts shall, in the case of (i) above, be translated into the Relevant Currency (if declared or paid or payable in a currency other than the Relevant Currency) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the dividend in cash in the Relevant Currency; and in any other case, shall be translated into the Relevant Currency (if expressed in a currency other than the Relevant Currency) at the Prevailing Rate on that date. In addition, in the case of (i) and (ii) above, the Fair Market Value shall be determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

“first semi-annual” has the meaning provided in paragraph 2.1;

~~“FSA” means the Financial Services Authority or such other governmental authority in the United Kingdom (or if the Company becomes domiciled in a jurisdiction other than the United Kingdom, in such other jurisdiction) having supervisory authority over the Group in respect of any banking business carried on;~~

“Further Series 1 Class B Shares” means any further Series 1 Class B Shares issued from time to time and consolidated and forming a single series with the then Series 1 Class B Shares in issue;

“Group” means the Company and its subsidiary undertakings;

“HM Treasury” means The Commissioners of Her Majesty’s Treasury of, as at the Issue Date, 1 Horse Guards Road, London SW1A 2HQ;

“in certificated form” means a share or other security which is not in uncertificated form;

“Incomplete Period (First Period)” has the meaning provided in paragraph 2.6;

“Incomplete Period (Second Period)” has the meaning provided in paragraph 2.6;

“Independent Financial Adviser” means an independent financial institution of international repute appointed at its own expense by the Company and approved in writing by HM Treasury (such approval not to be unreasonably withheld or delayed);

“Issue Date” means ~~[●]~~ 22 December 2009;

“London Stock Exchange” means the London Stock Exchange plc;

“Number of Completed Years (First Period)” has the meaning provided in paragraph 2.6;

“Number of Completed Years (Second Period)” has the meaning provided in paragraph 2.6;

“Ordinary Share Bonus Issue” means, in relation to the Ordinary Shares, an issue of Ordinary Shares credited as fully paid to the relevant Shareholders by way of capitalisation of profits or reserves and where such Ordinary Shares are, or are expressed to be, issued in lieu of a dividend (whether a cash dividend equivalent or other amount is announced or would otherwise be payable to Shareholders, whether at their election or otherwise);

“Ordinary Shares” means the ordinary shares of the Company of 25 pence nominal each as at the Issue Date;

“Parity Securities” means (i) the Ordinary Shares and the Series 1 Class B Shares of the Company and (ii) any other securities of the Company or any other member of the Group ranking or expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares and/or the Series 1 Dividend Access Share on a return of capital or distribution of assets on a winding-up, either issued by the Company or, where issued by another member of the Group, where the terms of the securities benefit from a guarantee or support agreement entered into by the Company which ranks or is expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares and/or the Series 1 Dividend Access Share on a return of capital or distribution of assets on a winding-up;

~~“Parity Value” means, in respect of any dealing day, the sterling amount calculated as follows:~~

~~PV~~	~~=~~	~~N x VWAP~~

~~where:~~

~~PV~~	~~=~~	~~the Parity Value~~

~~N~~	~~=~~
~~the number of Ordinary Shares determined by dividing £0.50 by the Series 1 Class B Share Conversion Price in effect on such dealing day rounded down, if necessary, to the nearest whole number of Ordinary Shares~~

~~VWAP~~	~~=~~
~~the Volume Weighted Average Price of an Ordinary Share on such dealing day, provided that if on any such dealing day the Ordinary Shares shall have been quoted cum-Dividend or cum-any other entitlement (including, for the avoidance of doubt, any Ordinary Share Bonus Issue), the Volume Weighted Average Price of an Ordinary Share on such dealing day shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement (including, for the avoidance of doubt, any Ordinary Share Bonus Issue) per Ordinary Share~~

~~as at the date of first public announcement of such Dividend or entitlement (or, if that is not a dealing day, the immediately preceding dealing day);~~

“Participation Rate” has the meaning provided in paragraph 2.1;

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12 noon (London time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12 noon (London time) on the immediately preceding day on which such rate can be so determined;

“record date” means, in respect of any entitlement to receive a dividend or other distribution declared, paid or made, or any rights granted, the record date or other due date for the establishment of the relevant entitlement;

“Reference Amount” means £25,500,000,000 plus the aggregate Series 1 Class B Share Relevant Amount of any Further Series 1 Class B Shares issued by the Company to HM Treasury after the Issue Date and before the record date for the relevant Dividend Access Share Dividend~~, less the aggregate Series 1 Class B Relevant Amount of any Series 1 Class B Shares which were in issue during the 30 consecutive dealing days during which a Series 1 Class B Dividend Trigger Event occurred~~;

“Reference Series 1 Class B Shares Number” means the Reference Amount divided by the Series 1 Class B Share Relevant Amount;

“Regulations” has the meaning specified in the Series 1 Class B Share Terms;

“Relevant Currency” means sterling or, if at the relevant time or for the purposes of the relevant calculation or determination, the London Stock Exchange is not the Relevant Stock Exchange, the currency in which the Ordinary Shares are quoted or dealt in on the Relevant Stock Exchange at such time;

“Relevant Date” means, in respect of any semi-annual Dividend Access Share Dividend or Bonus Issue, the date on which the Company pays or makes the same or, subject to paragraph 2.3, if the same is not paid or made, means 31 October of the relevant year in the case of a first semi-annual Dividend Access Share Dividend or Bonus Issue, and 31 May of the relevant year in the case of a second semi-annual Dividend Access Share Dividend or Bonus Issue;

“Relevant Dividend” has the meaning provided in paragraph 2.6;

“Relevant Page” means the relevant page on Bloomberg or such other information service provider selected by the Company that displays the relevant information;

“Relevant Stock Exchange” means the London Stock Exchange or, if at the relevant time the Ordinary Shares are not at that time listed and admitted to trading on the London Stock Exchange, the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or dealt in;

“second semi-annual” has the meaning provided in paragraph 2.1;

“Securities” means any securities including, without limitation, Ordinary Shares, or options, warrants or other rights to subscribe for or purchase or acquire Ordinary Shares;

“Series 1 Class B Dividend Trigger Event” means, in relation to any Series 1 Class B Shares in issue at any time, the payment by the Company of total cash dividends on the

Series 1 Dividend Access Share since the Issue Date in an aggregate amount (before taking account of any withholding or deduction required to be made on account of tax from such cash dividends) equal to the DAS Retirement Dividend Amount;

“Series 1 Class B Share Conversion Price” means the Conversion Price as defined in paragraph 4(a) of the Series 1 Class B Share Terms;

~~“Series 1 Class B Dividend Stop Date” means the date falling 20 days after the Series 1 Class B Dividend Trigger Event;~~

~~“Series 1 Class B Dividend Trigger Event” means~~ in relation to ~~Series 1 Class B Shares in issue at the relevant time, the Parity Value for 20 or more dealing days in any period of 30 consecutive dealing days equals or exceeds £0.65 and, for the avoidance of doubt, there can be more than one such event based on the time of issue of the relevant Series 1 Class B Shares;~~

~~“Series 1 Class B Share Relevant Amount” means~~ “Series 1 Class B Share Relevant Amount” means £0.50 per Series 1 Class B Share, subject to adjustment as provided in paragraph 4(l) of the Series 1 Class B Share Terms;

“Series 1 Class B Shares” means the 51,000,000,000 Series 1 Class B Shares of £0.01 each in the capital of the Company issued on the Issue Date, together with any Further Series 1 Class B Shares (as such term is defined in the Series 1 Class B Share Terms) issued by the Company from time to time;

“Series 1 Class B Share Terms” means the terms of the Series 1 Class B Shares approved by the ~~Board of~~ Directors on ~~[●]~~ 23 November 2009;

“Series 1 Class B Share Winding Up Ratio” means the Winding Up Ratio as defined in paragraph 3 of the Series 1 Class B Share Terms;

“Series 1 Dividend Access Share” means the Series 1 Dividend Access Share of the Company with a nominal value of £0.01 issued by the Company on the Issue Date;

“Shareholders” means the person(s) in whose name(s) Ordinary Shares are for the time being registered in the register of Ordinary Share ownership maintained by or on behalf of the Company;

~~“Specified Date” has, for the purpose of any paragraph in which such expression is used, the meaning given in the relevant paragraph;~~

“Spin-Off Securities” means equity share capital of an entity other than the Company or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Company;

“sterling” means the lawful currency of the United Kingdom from time to time;

“Stop Date” means the date on which the Series 1 Class B Dividend Trigger Event occurs;

“Subsidiary” has the meaning provided in Section 1159 of the Companies Act 2006;

“subsidiary undertaking” has the meaning provided in Section 1162 of the Companies Act 2006;

“Unpaid Amount” has the meaning provided in paragraph 2.6;

“Unpaid Amount Recalculation Date (First Period)” has the meaning provided in paragraph 2.6;

“Unpaid Amount Recalculation Date (Second Period)” has the meaning provided in paragraph 2.6;

“Volume Weighted Average Price” means, in respect of an Ordinary Share, Security or, as the case may be, a Spin-Off Security on any dealing day, the order book volume-weighted average price of an Ordinary Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of an Ordinary Share) from Bloomberg page RBS LN EQUITY VAP or (in the case of a Security (other than Ordinary Shares) or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any, or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser (acting as an expert) on such dealing day, provided that, if on any such dealing day such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share, Security or a Spin-Off Security, as the case may be, in respect of such dealing day shall be the Volume Weighted Average Price, determined in good faith by an Independent Financial Adviser (acting as an expert); and

“Winding Up Ratio” has the meaning provided in paragraph 6.

References to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders, other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Ordinary Shares or any issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

SCHEDULE 2

Documents to be delivered

Part 1

The following documents shall be delivered by the Company to HM Treasury on or prior to the date of this Agreement as referred to in clause 4.3:

1.	a written English opinion in a form acceptable to HM Treasury, acting reasonably, from Linklaters LLP (as English counsel for the Company);

2.	a certified copy of the Memorandum and Articles of Association of the Company;

3.	a written Scottish opinion in a form acceptable to HM Treasury, acting reasonably, from Dundas & Wilson CS LLP (as Scottish counsel for the Company); and

4.	such other documents as may be reasonably required by HM Treasury.

Part 2

The following documents shall be delivered by the Company to HM Treasury on or prior to the First Dividend Payment Date as referred to in clause 4.3:

1.	a certified copy of the Resolution;

2.
a certified copy of the resolutions of the Board referred to at clause 4.2 (and, if any such resolution is of a committee of the Board, a certified copy of the resolution of the Board appointing such committee (if not previously delivered to HM Treasury));

3.	an original copy of the State Aid Deed, duly executed by the Company; and

4.	such other documents as may be reasonably required by HM Treasury.

SCHEDULE 3

Class Approval

[On HMT Letterhead]

The Royal Bank of Scotland Group plc (the “Company”)
36 St. Andrew Square
Edinburgh
EH2 2YB

[●] 2014

Dear Sirs

Dividend Access Share Retirement Agreement
Amended DAS Terms

We refer to the Dividend Access Share Retirement Agreement entered into between the Company and The Commissioners of Her Majesty’s Treasury on 9 April 2014 (the “DRA”).

Unless otherwise defined, terms defined in the DRA shall bear the same meaning herein.

We hereby consent, in our capacity as the sole holder of the DAS and in accordance with paragraph 10 of the DAS Terms and Article 6 of the Articles, to the variation of our class rights in the form of the Amendments.

Yours faithfully

______________________
For and on behalf of
Her Majesty’s Treasury

IN WITNESS WHEREOF this Agreement has been entered into on the date which first appears on page 1 of this Agreement.

SIGNED for and on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC	) ) )	/s/ Ross McEwan

SIGNED by two of THE COMMISSIONERS OF HER MAJESTY’S TREASURY	) ) ) )	/s/ John Penrose /s/ Mark Lancaster